Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-47493, 333-111836, 333-126638, 333-145197 and 333-156735) and Form S-8 (Nos. 33-39719, 33-38720, 33-62658, 333-42353, 333-46469, 333-61279, 333-61281, 333-53702, 333-53704, 333-60564, 333-61389, 333-89068, 333-102523, 333-102524, 333-112008, 333-118811, 333-131186, 333-131187 and 333-156734) of our report dated October 29, 2008, except as to Notes 5 and 13 that reflect the change in reportable segments, which is as of June 22, 2009, relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

June 22, 2009